Exhibit 99.1

GameStop Reports Sales and Earnings for Fiscal 2012 and Provides 2013 Outlook

Full year adjusted EPS exceeds First Call consensus

Company reports highest ever annual gross margin rate

Company generates record free cash flow of $481 million

GRAPEVINE, Texas--(BUSINESS WIRE)--March 28, 2013--GameStop Corp. (NYSE: GME), the world’s largest multichannel video game retailer, today reported sales and earnings for the fourth quarter and fiscal year ended Feb. 2, 2013. The fourth quarter and fiscal year 2012 results include an extra week compared to fiscal 2011.

Paul Raines, chief executive officer, stated, “While 2012 was a challenging year for console gaming, we focused on factors within our control. We expanded our market leadership position, maintained our financial strength and controlled our spending. Perhaps most importantly, we invested in our mobile and digital businesses to position the company for future success. These channels delivered as planned and significantly contributed to our highest ever gross margin and profitability.”

Fourth Quarter Results

Total global sales for the fourth quarter of 2012 were $3.56 billion compared to $3.58 billion in the prior year quarter. Consolidated comparable store sales decreased 4.6% compared to the prior year quarter. Fourth quarter sales were essentially flat to the prior year quarter, which included 60.3% growth in digital receipts and $100.0 million of mobile sales offsetting weakness in the core business.

In the fourth quarter, the company recorded asset impairment charges of $1.9 million ($1.2 million, net of tax benefits), or $0.01 per share, as a result of impairment tests of property, equipment and other assets. A reconciliation of non-GAAP adjusted net income to GAAP net income is included with this release (Schedule III).

Excluding the impairment charges, GameStop’s adjusted net earnings for the fourth quarter increased 9.5% to $262.3 million compared to adjusted net earnings of $239.5 million in the prior year quarter. The increase in earnings was primarily due to the positive impact of the 53rd week in 2012 and a 100 basis point improvement in the gross margin rate.

Adjusted diluted earnings per share were in-line with guidance at $2.16, a 24.9% increase compared to adjusted diluted earnings per share of $1.73 in the prior year quarter. The 53rd week contributed approximately $10.1 million of net earnings, or $0.08 per diluted share, to the fourth quarter.

Including the impairment charges, GameStop’s fourth quarter net earnings were $261.1 million compared to net earnings of $174.7 million in the prior year quarter. Diluted earnings per share were $2.15 compared to diluted earnings per share of $1.27 in the prior year quarter.

Fiscal 2012 Results

For fiscal year 2012, total global sales were $8.89 billion, a 7.0% decrease compared to $9.55 billion in fiscal 2011. Full year consolidated comparable store sales declined 8.0% compared to fiscal 2011. Digital receipts and mobile sales drove a 21.2% increase in the Other category. New hardware, new software and pre-owned sales each declined year-over-year primarily due to the effect of the longevity of the current console cycle.

Excluding restructuring, impairment and debt retirement expenses, GameStop’s adjusted net earnings for fiscal year 2012 were $403.0 million compared to adjusted net earnings of $405.1 million in fiscal 2011. Adjusted diluted earnings per share were $3.17, exceeding consensus and increasing 10.5% compared to adjusted diluted earnings per share of $2.87 in fiscal 2011. The increase in EPS was primarily the result of share buybacks.

Including restructuring, impairment and debt retirement expenses of $680.7 million ($672.7 million, net of tax benefit) primarily related to goodwill impairment in the third quarter of 2012, GameStop’s fiscal 2012 net loss was $269.7 million compared to net earnings of $339.9 million in fiscal 2011. Diluted loss per share was $2.13 compared to diluted earnings per share of $2.41 in fiscal 2011. A reconciliation of non-GAAP adjusted net income to GAAP net income (loss) is included with this release (Schedule III).

The gross margin rate expanded 170 basis points during fiscal 2012 driven by margin improvements in new and pre-owned video game products as well as growth of digital receipts and advances in our mobile business. In the last four years, GameStop has expanded gross margins by 400 basis points.

Capital Allocation Update

Rob Lloyd, chief financial officer, said, “Using a combination of stock buybacks and dividends, GameStop returned more than 100% of its record free cash flow to shareholders in 2012. Going forward, we expect to maintain our commitment to use cash flow to increase shareholder value.”

During fiscal 2012, GameStop generated $632.4 million in operating cash flow and spent $151.2 million in capital expenditures and other investments generating free cash flow of $481.2 million. The company repurchased $409.4 million of GameStop stock during fiscal 2012, including 3.2 million shares, or $74.7 million worth of stock, during the fourth quarter. In February 2012, the company initiated a dividend payout to its shareholders and paid out $102 million in dividends during 2012.

Thus far in fiscal 2013, GameStop has repurchased one million shares at an average price of $25.06, or $25.3 million worth of stock. Currently, there is $400 million remaining on the existing repurchase authorization.

On Feb. 19, 2013, the company announced a 10% increase to its annual dividend. On March 19, 2013, the company paid its quarterly dividend of $0.275 per share.

2013 Outlook

Paul Raines, chief executive officer, stated, “As we look towards the start of the new console cycle, our industry market model indicates a return to growth with the launch of new game systems. GameStop is strong, healthy and ready to lead the industry and its customers into the next phase of gaming.”

The video game industry is anticipating a strong finish to 2013 with the release of Grand Theft Auto V and the launch of at least one next generation console by holiday. Ahead of these events, GameStop expects the first half of the year to be challenging as consumers postpone purchases leading up to the fourth quarter console launch.

Based on current market information available, GameStop is providing the following financial guidance for fiscal 2013. Annual guidance is based on a comparison of 52 weeks for fiscal 2013 versus 53 weeks for fiscal year 2012.

	First Quarter	Fiscal Year 2013
Total Sales	-8.5% to -6.0%	-8.0% to 0.0%

Comparable Store Sales	-8.0% to -5.5%	-6.0% to 1.5%

Depreciation & Amortization Expense (in millions)	$42.0 to $44.0	$160.0 to $170.0

Interest Expense (in millions)	$1.1 to $1.3	$4.0 to $5.0

Income Tax Rate	36.5% to 37.5%	36.5% to 37.5%

Operating Margin	3.8% to 4.2%	6.5% to 7.0%

Weighted Average Shares Outstanding	119,500,000	120,000,000

Diluted Earnings Per Share	$0.38 to $0.43	$2.75 to $3.15

In 2013, GameStop expects to reduce its global square footage by approximately 2%.

Note: Current guidance only includes the effect of the shares purchased thus far in fiscal 2013 from the existing $500 million share repurchase plan.

Conference Call Information

A conference call with GameStop Corp.’s management is scheduled for March 28, 2013 at 10:00 a.m. CDT to discuss the company’s financial results and to provide its 2013 outlook. The phone number for the call is 888-244-2459 and the pass code is 5103499. This call can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

Non-GAAP Measures

GameStop reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes excluding certain items (restructuring, impairment and debt retirement expenses) from the company’s financial results provides management and the investors with a clearer perspective of the current operating performance of the company and an improved comparison to prior period results. We believe it also provides useful information to investors and other users of GameStop's financial statements. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

About GameStop

GameStop Corp. (GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multichannel video game retailer. GameStop's retail network and family of brands include 6,602 company-operated stores in 15 countries worldwide and online at www.GameStop.com. The network also includes: www.Kongregate.com, a leading browser-based game site; Game Informer(R) magazine, the leading multi-platform video game publication; Spawn Labs, a streaming technology company; a digital PC game distribution platform available at http://www.GameStop.com/PC; and an online consumer electronics marketplace available at www.BuyMyTronics.com.

General information on GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the first quarter and fiscal 2013, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of video game titles for current generation consoles; the risks associated with expanded international operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 28, 2012 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)

	14 weeks	13 weeks
	ended	ended
	Feb. 2, 2013	Jan. 28, 2012

Net sales	$3,561.5	$3,578.6
Cost of sales	2,586.6	2,635.4

Gross profit	974.9	943.2

Selling, general and administrative
expenses	516.6	513.6
Depreciation and amortization	44.1	45.9
Asset impairments and restructuring charges	1.9	81.2

Operating earnings	412.3	302.5

Interest expense, net	1.0	2.1
Debt extinguishment expense	--	0.4
Earnings before income
tax expense	411.3	300.0

Income tax expense	150.2	125.7

Consolidated net income	261.1	174.3
Net loss attributable to noncontrolling interests	--	0.4
Consolidated net income attributable to GameStop Corp.	$261.1	$174.7

Net income per common share:
Basic[1]	$2.17	$1.28
Diluted[1]	$2.15	$1.27

Weighted average common shares
outstanding:
Basic	120.4	137.0
Diluted	121.5	138.1

Percentage of Sales:

Net sales	100.0%	100.0%
Cost of sales	72.6%	73.6%

Gross profit	27.4%	26.4%

SG&A expenses	14.5%	14.4%
Depreciation and amortization	1.2%	1.3%
Asset impairments and restructuring charges	0.1%	2.2%

Operating earnings	11.6%	8.5%

Interest expense, net	0.0%	0.1%
Debt extinguishment expense	0.0%	0.0%

Earnings before income
tax expense	11.6%	8.4%

Income tax expense	4.3%	3.5%
Consolidated net income	7.3%	4.9%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income attributable to GameStop Corp.	7.3%	4.9%

1 Basic net income per common share and diluted net income per common share are calculated based on consolidated net income attributable to GameStop Corp.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)

	53 weeks	52 weeks
	ended	ended
	Feb. 2, 2013	Jan. 28, 2012

Net sales	$8,886.7	$9,550.5
Cost of sales	6,235.2	6,871.0

Gross profit	2,651.5	2,679.5

Selling, general and administrative
expenses	1,835.9	1,842.1
Depreciation and amortization	176.5	186.3
Asset impairments and restructuring charges	53.7	81.2
Goodwill impairments	627.0	--
Operating earnings (loss)	(41.6)	569.9

Interest expense, net	3.3	19.8
Debt extinguishment expense	0.0	1.0

Earnings (loss) before income
tax expense	(44.9)	549.1

Income tax expense	224.9	210.6

Consolidated net income (loss)	(269.8)	338.5
Net loss attributable to noncontrolling interests	0.1	1.4
Consolidated net income (loss) attributable to GameStop Corp.	$(269.7)	$339.9

Net income (loss) per common share:
Basic[1]	$(2.13)	$2.43
Diluted[1]	$(2.13)	$2.41

Weighted average common shares
outstanding:
Basic	126.4	139.9
Diluted	126.4	141.0

Percentage of Sales:

Net sales	100.0%	100.0%
Cost of sales	70.2%	71.9%

Gross profit	29.8%	28.1%

SG&A expenses	20.7%	19.3%
Depreciation and amortization	2.0%	2.0%
Asset impairments and restructuring charges	0.6%	0.8%
Goodwill impairments	7.0%	0.0%

Operating earnings (loss)	-0.5%	6.0%

Interest expense, net	0.0%	0.2%
Debt extinguishment expense	0.0%	0.0%

Earnings (loss) before income
tax expense	-0.5%	5.8%

Income tax expense	2.5%	2.2%
Consolidated net income (loss)	-3.0%	3.6%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income (loss) attributable to GameStop Corp.	-3.0%	3.6%

1 Basic net income (loss) per common share and diluted net income (loss) per common share are calculated based on consolidated net income attributable to GameStop Corp.

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)

	Feb. 2,	Jan. 28,
	2013	2012
ASSETS:
Current assets:
Cash and cash equivalents	$635.8	$655.0
Receivables, net	73.6	64.4
Merchandise inventories	1,171.3	1,137.5
Prepaid expenses and other current assets	68.5	95.7
Deferred income taxes	61.7	44.7
Total current assets	2,010.9	1,997.3

Property and equipment:
Land	22.5	22.8
Buildings & leasehold improvements	606.4	602.2
Fixtures and equipment	926.0	876.3
	1,554.9	1,501.3
Less accumulated depreciation and amortization	1,030.1	928.0
Net property and equipment	524.8	573.3

Goodwill	1,383.1	2,019.0
Other noncurrent assets	214.8	257.8
Total assets	$4,133.6	$4,847.4

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$870.9	$804.3
Accrued liabilities	844.4	829.6
Total current liabilities	1,715.3	1,633.9

Other long-term liabilities	132.0	173.3
Total liabilities	1,847.3	1,807.2

Stockholders' equity:
Preferred stock - authorized 5.0 shares; no shares
issued or outstanding	--	--
Class A common stock - $.001 par value; authorized 300.0 shares;
118.2 and 136.8 shares outstanding, respectively	0.1	0.1
Additional paid-in-capital	348.3	726.6
Accumulated other comprehensive income	164.4	169.7
Retained earnings	1,773.5	2,145.7
Equity attributable to GameStop Corp. stockholders	2,286.3	3,042.1
Equity (deficit) attributable to noncontrolling interest	0.0	(1.9)
Total equity	2,286.3	3,040.2
Total liabilities and stockholders' equity	$4,133.6	$4,847.4

GameStop Corp.

Schedule I
Sales Mix

	14 Weeks Ended		13 Weeks Ended
	Feb. 2, 2013		Jan. 28, 2012
	Net	Percent	Net	Percent
	Sales	of Total	Sales	of Total
Net Sales (in millions):

New video game hardware	$616.7	17.3%	$626.0	17.5%
New video game software	1,607.7	45.1%	1,654.6	46.2%
Pre-owned video game products	752.8	21.1%	817.6	22.9%
Other	584.3	16.5%	480.4	13.4%

Total	$3,561.5	100.0%	$3,578.6	100.0%

	53 Weeks Ended		52 Weeks Ended
	Feb. 2, 2013		Jan. 28, 2012
	Net	Percent	Net	Percent
	Sales	of Total	Sales	of Total
Net Sales (in millions):

New video game hardware	$1,333.4	15.0%	$1,611.6	16.9%
New video game software	3,582.4	40.3%	4,048.2	42.4%
Pre-owned video game products	2,430.5	27.4%	2,620.2	27.4%
Other	1,540.4	17.3%	1,270.5	13.3%

Total	$8,886.7	100.0%	$9,550.5	100.0%

GameStop Corp.

Schedule II
Gross Profit Mix

	14 Weeks Ended		13 Weeks Ended
	Feb. 2, 2013		Jan. 28, 2012
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$43.6	7.1%	$39.7	6.3%
New video game software	353.7	22.0%	338.1	20.4%
Pre-owned video game products	356.4	47.3%	378.5	46.3%
Other	221.2	37.9%	186.9	38.9%

Total	$974.9	27.4%	$943.2	26.4%

	53 Weeks Ended		52 Weeks Ended
	Feb. 2, 2013		Jan. 28, 2012
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$101.7	7.6%	$113.6	7.0%
New video game software	786.3	21.9%	839.0	20.7%
Pre-owned video game products	1,170.1	48.1%	1,221.2	46.6%
Other	593.4	38.5%	505.7	39.8%

Total	$2,651.5	29.8%	$2,679.5	28.1%

GameStop Corp.

Schedule III
Non-GAAP results

The following table reconciles the company's net income (loss) and earnings (loss) per share as presented in its Consolidated Statements of Operations and prepared in accordance with Generally Accepted Accounting Principles ("GAAP") to its net income and earnings per share, excluding asset impairments, restructuring costs, and debt retirement expenses.

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	Feb. 2, 2013	Jan. 28, 2012	Feb. 2, 2013	Jan. 28, 2012
Net Income (Loss)	$261.1	$174.7	$(269.7)	$339.9

Goodwill impairments	-	-	627.0	-
Debt retirement costs	-	0.2	-	0.6
Intangible asset impairments	-	24.8	29.4	24.8
Impairment of investments in non-core businesses	-	22.5	-	22.5
Property, equipment & other asset impairments	1.2	17.3	16.3	17.3

Non-GAAP Net Income	$262.3	$239.5	$403.0	$405.1

Non-GAAP earnings per share
Basic	$2.18	$1.75	$3.19	$2.89
Diluted	$2.16	$1.73	$3.17	$2.87

Number of common shares used in non-GAAP calculation
Basic	120.4	137.0	126.4	139.9
Diluted	121.5	138.1	127.1	141.0

During the third quarter of fiscal 2012, GameStop recorded goodwill and other asset impairment charges of $678.8 million ($671.5 million, net of tax benefits) primarily as a result of finalizing a previously disclosed interim impairment test of the company's goodwill and other intangible assets. This impairment test was required under ASC 350 of GAAP due to a temporary decline in the company's stock price during the second quarter. The charges primarily relate to GameStop's international reporting segments and are non-cash charges, which do not affect future operations, cash flow or liquidity position.

During the fourth quarter of fiscal 2012, GameStop recorded asset impairment charges of $1.9 million ($1.2 million, net of tax benefits) primarily as a result of impairment tests of property, equipment and other assets.

CONTACT:
Matt Hodges
Vice President,
Public and Investor Relations
GameStop Corp.
(817) 424-2130